Exhibit 99.2

Scientific Learning Announces Departure of Senior Vice President of Sales and Services

Oakland, CA, August 23, 2011 -- Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced the departure of David C. Myers, Senior Vice President of Sales and Services.  Andy Myers, Chief Executive Officer, will directly oversee the field sales organization going forward.  David Myers will remain with the Company until October 15, 2011.

“I want to thank Dave for the significant contributions he has made to Scientific Learning,” said Andy Myers, Chief Executive Officer.  “We hired Dave in 2009 for his expertise in the K-12 market and for his leadership experience, which provided stability for our sales organization during our technology transitions and challenging macro-economic conditions. He guided the team to the solid 2009 results that helped fund our product transformation, which leaves us in a strong position for future growth.  We greatly appreciate the professionalism and dedication he brought to the Company.”

“We are continuing to shift and streamline our sales processes to better fit our new on-demand platform and pricing structure that we launched last quarter.  With a 27% increase in the number of transactions during the second quarter of 2011, we’re confident that our increased alignment and collaboration between marketing, inside sales and field sales is making a positive impact on our business.”

About Scientific Learning Corporation

We accelerate learning by applying proven research on how the brain learns.  Scientific Learning’s results are demonstrated in over 200 research studies and protected by over 55 patents.  Learners can realize achievement gains of 1 - 2 years in as little as 8 - 12 weeks and maintain an accelerated rate of learning even after the programs end.

Today, learners have used nearly 3 million Scientific Learning software products, which apply “Brain Fitness” principles to the areas of English language and reading.  We provide our offerings directly to parents, K–12 schools and learning centers, and in more than 40 countries around the world. For more information, visit http://www.scilearn.com/ or call toll-free (888) 358-0212.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws.  Such statements include, among others, statements relating to the impact and potential of SciLEARN On-Demand, our changed pricing structure and organizational alignment, increased transaction volume and the outlook for future sales.  Such statements are subject to substantial risks and uncertainties.  Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in government budgets and the general economy); availability of funding to purchase the Company's products and generally available to schools, including the amount and duration of federal stimulus funding; unexpected challenges in product development; the acceptance of new products and product changes in existing and new markets; acceptance of subscription and other recurring offerings; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter  ended June 30,  2011 (Part II, Item 1A, Risk Factors), filed August 12, 2011.  The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact:	Investor Contact:
Jessica Lindl	Stacie Bosinoff
Senior Vice President, Marketing and	The Blueshirt Group
Inside Sales	(415) 217-7722
Scientific Learning Corporation	investorrelations@scilearn.com
(510) 625-6784	stacie@blueshirtgroup.com
jlindl@scilearn.com